EXHIBIT 99.1

NEWS

Susan JohNson Joins Sanmina’s Board of Directors

San Jose, CA – December 10, 2021. Sanmina Corporation (“Sanmina” or the “Company”) (NASDAQ: SANM), a leading integrated manufacturing solutions company, today announced the appointment of Susan Johnson, a seasoned executive, to the Company’s Board of Directors, effective December 6, 2021.

With more than 30 years of cross functional high-end technology experience, Ms. Johnson currently serves as Executive Vice President of Global Connections and Supply Chain for AT&T Communications Inc. She is responsible for AT&T’s international and domestic partnership development for network access connections and roaming, and for AT&T’s procurement and supply chain organizations. She began working for AT&T in Corporate Development and over her career has served in a variety of positions within the AT&T portfolio of companies, including Business Development, Corporate Strategy and Investor Relations. Before joining AT&T, Ms. Johnson was an investment banker at Smith Barney, Inc. in the San Francisco Technology Group, where she provided a range of financial advisory services to communications and technology clients.

Ms. Johnson holds a Bachelor of Arts in Economics from Northwestern University and a Master of Business Administration from The Wharton School, University of Pennsylvania.

"We are pleased to welcome Susan to Sanmina’s Board. Susan’s wealth of relevant experience, including corporate strategy, business development, supply chain management and her efforts in sustainability will add valuable perspective and insight to Sanmina,” said Jure Sola, Chairman and Chief Executive Officer of Sanmina.

About Sanmina

Sanmina Corporation is a leading integrated manufacturing solutions provider serving the fastest growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina provides end-to-end manufacturing solutions, delivering superior quality and support to Original Equipment Manufacturers (OEMs) primarily in the communications networks, cloud solutions, industrial, defense, medical and automotive. Sanmina has facilities strategically located in key regions throughout the world. More information about the Company is available at www.sanmina.com.

Sanmina Contact

Paige Melching

SVP, Investor Communications

408-964-3610